May 9, 2009

International Vineyard, Inc.
35502 Camino Capistrano
Dana Point, California 92624

Attn: Board of Directors

I, Keith Bootow, President, Secretary and a director of International Vineyard, Inc., a Delaware corporation (“Company”), hereby tender and submit my resignation as President, Secretary and a director of the Company, effective on this 9th day of May 2009. Such resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

Sincerely,

/s/ Keith Bootow
Keith Bootow